Exhibit 99

Alcoa Media Contact	Noble Media Contact (Argentus PR)
Monica Orbe	Candice Adam
+ 1 212 836 2632	+44 20 7397 2915
Monica.Orbe@alcoa.com	candice.adam@argentuspr.com

Alcoa Investor Contact	Noble Investor Contact
Kelly Pasterick	Stephen Brown
+ 1 212 836 2674	+852 2250 2060
Kelly.Pasterick@alcoa.com	stephenbrown@thisisnoble.com

Alcoa to Sell Stake in Jamalco to Noble

NEW YORK, October 15, 2014 — Alcoa (NYSE: AA) and Noble Group Ltd (SGX: N21) today announced the signing of a definitive agreement that will result in Alcoa World Alumina and Chemicals (AWAC) selling 100 percent of its ownership stake in the Jamalco bauxite mining and alumina refining joint venture to Noble for $140 million. AWAC will continue as the managing operator for three years under a compensated service agreement and employees will remain employed by Jamalco.

The Jamalco joint venture is 55 percent owned by Alcoa Minerals of Jamaica (AMJ) and 45 percent owned by Clarendon Alumina Production Ltd. (CAP). AMJ is part of the AWAC joint venture, owned 60 percent by Alcoa and 40 percent by Alumina Limited. CAP is a company wholly owned by the Government of Jamaica.

“The decision to sell AWAC’s stake in Jamalco is in line with Alcoa’s global strategy to reshape its upstream portfolio and lower the cost base of our commodity business,” said Bob Wilt, President, Alcoa Global Primary Products. “The sale will help achieve those goals, while maintaining jobs and protecting the economic contributions of Jamalco to Jamaica.”

Mark Hansen, Head of the Metals Division at Noble Group commented, “This transaction will provide Noble with an additional 778,800 metric tons of annual alumina off-take while the Jamaican government retains its 45 percent ownership of the joint venture.

This is consistent with Noble’s strategy to secure supply for customers while working with best in class operators such as Alcoa. Noble looks forward to partnering with the Government of Jamaica to continue to build on Jamalco’s robust operating history, and implement an energy solution that will enhance the efficiency of the plant.”

The sale is subject to customary regulatory approvals, and is expected to close by the end of the fourth quarter 2014. As a result of the transaction, Alcoa will record a non-cash loss of approximately $80 million to $100 million, or between $0.07 and $0.09 per share, after-tax and non-controlling interest in the fourth quarter. This sale is in line with Alcoa’s strategy to create a globally competitive commodity business.

Goldman Sachs & Co. acted as an advisor to Noble Group on this transaction.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

About Noble Group

Noble Group (SGX: N21) manages a portfolio of global supply chains covering a range of industrial and energy products, as well as having a 49% interest in Noble Agri, its agricultural partnership with COFCO. Operating across a multitude of locations and customers, Noble facilitates the marketing, processing, financing and transportation of essential raw materials. Sourcing bulk commodities from low cost regions such as South America, South Africa, Australia and Indonesia, the Group supplies high growth demand markets, particularly in Asia and the Middle East. In order to ensure the integrity of its supply chains, the Group has a portfolio of interests in strategic logistics and processing assets which form an integral part of facilitating its key trade flows. We are ranked number 76 in the 2014 Fortune Global 500. For more information please visit www.thisisnoble.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipate,” “expect,” “plan,” “should,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) Alcoa’s inability to lower its position on the world alumina production cost curve or to strengthen the competitive position of its commodity business as targeted or within the time periods anticipated; (b) Alcoa’s inability to complete or to realize expected benefits from the sale of its stake in Alcoa Minerals of Jamaica, L.L.C. as planned or by the targeted completion date; (c) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals and the satisfaction of the closing conditions to the proposed sale; (d) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (e) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, Forms 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.